Exhibit 10.1

Market Leader, Inc.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT GRANT NOTICE

Market Leader, Inc. (the “Company”) hereby grants to Participant a Stock Appreciation Right (the “SAR”) with respect to shares of the Company’s Common Stock. The SAR is subject to all the terms and conditions set forth in this Stock Appreciation Right Grant Notice (this “Grant Notice”) and in the Stock Appreciation Right Agreement and the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”), which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	<First_Name> <Last_Name>

Grant Date:	<award_date>

Vesting Commencement Date:	<award_date>

Number of Shares Subject to SAR:	<shares_awarded>

Grant Price (per Share):	<award_price>

SAR Expiration Date:	<expire_Date>(subject to earlier termination in accordance with the terms of the Plan and the Stock Appreciation Right Agreement)

Vesting and Exercisability Schedule:	[To Insert]

Additional Terms/Acknowledgement: By clicking “Accept” below, I understand and agree to, this Grant Notice, the Stock Appreciation Right Agreement, the Plan summary, and the Plan. I further acknowledge that as of the Grant Date, the forgoing documents set forth the entire understanding between me and the Company regarding the SAR and supersede all prior oral and written agreements on the subject.

Market Leader, Inc.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

Pursuant to your Stock Appreciation Right Grant Notice (the “Grant Notice”) and this Stock Appreciation Right Agreement (this “Agreement”), Market Leader, Inc. has granted you a Stock Appreciation Right (the “SAR”) under its Amended and Restated 2004 Equity Incentive Plan (the “Plan”) with respect to the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the grant price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the SAR are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the SAR will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the SAR will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the SAR unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the SAR must also comply with other applicable laws and regulations governing the SAR, and you may not exercise the SAR if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Exercise of SAR. You may exercise the SAR by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the SAR and the number of Shares for which you are exercising the SAR. Subject to Section 6 of this Agreement, following receipt of notice of exercise from you, the Company will make payment to you in one or a combination of the following methods, as determined in the Committee’s sole discretion: (a) a cash payment equal to the excess, if any, of the then Fair Market Value of one share of Common Stock over the Grant Price (per Share) of the SAR, multiplied by the number of Shares for which the SAR is exercised or (b) issuance of that number of shares of Common Stock determined by dividing (x) the excess, if any, of the then Fair Market Value of one share of Common Stock over the Grant Price (per Share) of the SAR, multiplied by the number of Shares for which the SAR is exercised by (y) the then Fair Market Value of one share of Common Stock (any fractional shares resulting from this calculation will be paid in cash).

4. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the SAR will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the SAR as follows:

(a) General Rule. You must exercise the vested portion of the SAR on or before the earlier of (i) three months after your Termination of Service and (ii) the SAR Expiration Date;

(b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the SAR on or before the earlier of (i) one year after your Termination of Service and (ii) the SAR Expiration Date;

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the SAR must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the SAR Expiration Date. If you die after your Termination of Service but while the SAR is still exercisable, the vested portion of the SAR may be exercised until the earlier of (x) one year after the date of death and (y) the SAR Expiration Date; and

(d) Cause. The vested portion of the SAR will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the SAR likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any SAR you then hold may be immediately terminated by the Committee.

It is your responsibility to be aware of the date the SAR terminates.

5. Limited Transferability. During your lifetime only you can exercise the SAR. The SAR is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the SAR by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit you to assign or transfer the SAR, subject to such terms and conditions as specified by the Committee.

6. Withholding Taxes. As a condition to the exercise of any portion of the SAR, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

7. SAR Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

8. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the SAR within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the SAR is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

9. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

10. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the SAR as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the SAR shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the SAR.

[For CEO Grant Only: 11. Accelerated Vesting. Notwithstanding anything set forth above or in the Plan:

(a) Termination of Employment. In the event you terminate your employment for “Good Reason” (as defined in your Employment Agreement), or the Company terminates your employment other than for “Cause” (as defined in your Employment Agreement), the unvested portion of the SAR that would have been exercisable as of the fourth quarterly vesting following termination will automatically become vested and exercisable immediately prior to termination.

(b) Corporate Transaction. Upon a Company Transaction that is not a Related Party Transaction (as defined in the Plan), 50% of the unvested portion of the SAR will automatically become vested and exercisable and the remaining unvested portion of the SAR will vest in equal quarterly increments over the shorter of (i) two years immediately following such Company Transaction, or (ii) the amount of time remaining under the SAR’s original vesting schedule. This provision is in addition to, and not in lieu of, any other rights provided in the Plan concerning the effect of a Company Transaction on outstanding SARs.]